SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X ]  Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             Giddings & Lewis, Inc.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X ] No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                               GIDDINGS & LEWIS/R/

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 30, 1997

   To the Shareholders of
     Giddings & Lewis, Inc.:

             NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Giddings & Lewis, Inc. will be held on Wednesday, April 30, 1997, at 11:00 A.M., local time, at the Ramada Hotel, 1 North Main Street, Fond du Lac, Wisconsin 54935, for the following purposes:

             1. To elect two directors to hold office until the annual meeting of shareholders in 2000 and until their successors are duly elected and qualified.

             2. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

             The close of business on March 10, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

             A proxy for the meeting and a proxy statement are enclosed herewith.

                                 By Order of the Board of Directors

                                 GIDDINGS & LEWIS, INC.


                                 Todd A. Dillmann
                                 Secretary

   Fond du Lac, Wisconsin
   March 21, 1997

   YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                               GIDDINGS & LEWIS/R/

                                 142 Doty Street
                          Fond du Lac, Wisconsin 54935

                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 30, 1997

             This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Giddings & Lewis, Inc. (the "Company") beginning on or about March 21, 1997 in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Wednesday, April 30, 1997, at 11:00 A.M., local time, at the Ramada Hotel, 1 North Main Street, Fond du Lac, Wisconsin 54935, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

             A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

             Only holders of record of the Company's common stock, $.10 par value per share (the "Common Stock"), at the close of business on March 10, 1997 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 33,186,898 shares of Common Stock, each of which is entitled to one vote per share.

                              ELECTION OF DIRECTORS

             The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the annual meeting of shareholders in 2000 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that either of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that either nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Directors will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee holding shares registered in its name, or the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

             The following sets forth certain information, as of March 1, 1997, about the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting. The following also includes information about those directors of the Company whose current terms will expire in April 1997.

                   Nominees for Election at the Annual Meeting

                            Terms expiring April 2000

   [Photo of      Marvin L. Isles, 51, has served as President and Chief
   Mr. Isles]     Operating Officer of the Company since June 1996.  From
                  1994 until joining the Company, Mr. Isles was Executive
                  Vice President of GenCorp Inc. (a manufacturer of automotive, polymer and aerospace and defense products).
                  Between 1988 and 1994, Mr. Isles was Vice President of
                  GenCorp Inc. and President of its automotive business.  On
                  March 17, 1997, Mr. Isles was appointed President and Chief
                  Executive Officer of the Company.

                  Director since:  1996

   [Photo of      Ben R. Stuart, 62, has served as President and Chief
   Mr. Stuart]    Executive Officer of Dresser-Rand Company (a manufacturer
                  of centrifugal, axial and reciprocating compressors, gas and steam turbines and electric motors) since March 1992.
                  Since 1988, Mr. Stuart has also served as Senior Vice
                  President-Operations of Dresser Industries, Inc. (a manufacturer of drilling, mining and energy processing equipment). Mr. Stuart is a director of CRSS, Inc.

                  Director since:  1990


   THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" BOTH NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" BOTH NOMINEES.

                         Directors Continuing in Office

                            Terms expiring April 1998

   [Photo of      John A. Becker, 55, has served as President and Chief
   Mr. Becker]    Operating Officer of Firstar Corporation (a bank holding
                  company) since February 1991 and as President thereof since
                  January 1990.  Mr. Becker is a director of Firstar
                  Corporation and Firstar Trust Company.

                  Director since:  1989

   [Photo of      John W. Guffey, Jr., 59, has served as Chairman and
   Mr. Guffey]    Chief Executive Officer since February 1995, and as
                  President since May 1991, of Coltec Industries Inc. (a manufacturer serving the aerospace, automotive and general industrial markets). Mr. Guffey is a director of Coltec
                  Industries Inc. and Gleason Corporation.

                  Director since:  1995

                            Terms expiring April 1999

   [Photo of      Ruth M. Davis, 68, has served as President and Chief
   Dr. Davis]     Executive Officer of The Pymatuning Group, Inc. (a
                  technology management services firm) since 1981 and as Chairperson of The Aerospace Corporation (a nonprofit entity engaged in space technology) since December 1992.
                  Dr. Davis is Vice Chairman of the Board of Betac
                  Corporation, a trustee of Consolidated Edison Company of New York and a director of Air Products and Chemicals, Inc., BTG, Inc., Ceridian Corporation, Premark
                  International, Inc., Sprint Corporation, Tupperware Corp.
                  and Varian Associates, Inc.

                  Director since: 1993

   [Photo of      Benjamin F. Garmer, III, 55, has been a partner in the law
   Mr. Garmer]    firm of Foley & Lardner, Milwaukee, Wisconsin, since 1974
                  and has been an attorney with such firm since 1967.  Foley
                  & Lardner has acted as outside counsel for the Company since its initial public offering in 1989.

                  Director since:  1990

                            Terms expiring April 1997

   [Photo of      Joseph R. Coppola, 66, was appointed Chairman of the Board
   Mr. Coppola]   and Chief Executive Officer of the Company in July 1993.
                  Prior thereto, Mr. Coppola was Senior Vice President of
                  Manufacturing Services for Cooper Industries, Inc. (a manufacturer of electrical equipment, tools and hardware, automotive products and petroleum and industrial equipment). Mr. Coppola is a director of Belden Inc. and Coltec Industries Inc. Mr. Coppola retired as Chief
                  Executive Officer of the Company on March 17, 1997 and his current term as a director will expire in April 1997.

                  Director since:  1989

   [Photo of      Clyde H. Folley, 69, served as Vice Chairman and as Chief
   Mr. Folley]    Financial Officer of Ingersoll-Rand Company (a manufacturer of compressors, automated tools and construction, mining and industrial process equipment) from 1986 until his retirement in August 1992.

                  Director since:  1990


                               BOARD OF DIRECTORS

   General

             The Board has standing Audit, Compensation, and Executive/Nominating Committees. The Audit Committee recommends to the Board the appointment of independent auditors, approves the scope of the annual audit activities of the auditors, approves the audit fee payable to the auditors, reviews the adequacy of internal audit procedures and reviews audit results. Dr. Davis and Messrs. Folley (Chairman) and Guffey are members of the Audit Committee. The Audit Committee held three meetings in 1996. The Compensation Committee (i) reviews and recommends to the Board the compensation structure for the Company's directors, officers and other managerial personnel, including salary rates, participation in any incentive bonus plans, fringe benefits, non-cash perquisites and other forms of compensation, and (ii) administers the Company's 1989 Restricted Stock Plan (the "1989 Restricted Stock Plan"), 1989 Stock Option Plan (the "1989 Stock Option Plan"), 1993 Stock and Incentive Plan (the "1993 Plan"), and Independent Director Stock Based Incentive Plan (the "Independent Director Plan"). Messrs. Becker (Chairman), Garmer and Stuart are members of the Compensation Committee. The Compensation Committee held four meetings in 1996. The Executive/ Nominating Committee may exercise all of the powers of the Board when the Board is not in session, except as otherwise provided by law or the Company's By-laws. The Executive/Nominating Committee also recommends persons to be nominated by the Board for election as directors of the Company and recommends persons to fill vacancies on the Board. Messrs. Coppola (Chairman), Becker, Folley and Stuart are members of the Executive/Nominating Committee. The Executive/Nominating Committee did not meet in 1996. The Executive/Nominating Committee will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation. The Company's By-laws also provide for shareholder nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the By-laws) in writing to the Secretary of the Company. The shareholder's notice of nomination must contain information relating to the nominee which is required to be disclosed by the Company's By-laws and the Securities Exchange Act of 1934.

             The Board held six meetings in 1996. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year.

   Director Compensation

             Retainer and Fees. Directors who are officers or employees of the Company receive no compensation for service as members of the Board. Directors who are not officers or employees of the Company or any affiliate of the Company ("non-employee directors") are paid an annual retainer fee of $17,000 plus a fee of $1,000 for each Board meeting attended and a fee of $1,000 ($1,200 for the committee chairman) for each committee meeting attended. Payment of director fees may be deferred, in whole or in part, at the option of a non-employee director, under the Company's Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan"). The Deferred Compensation Plan provides that any fees deferred thereunder shall be credited at the end of each quarter to (i) a share account, which allows for the purchase of share units that represent shares of Common Stock, (ii) a cash account, which pays interest at a rate based on the ninety-day Treasury bill rate over the past twelve months, or (iii) a combination of both. The amount deferred under the Deferred Compensation Plan will be paid, at the non-employee director's option, in a lump sum, or over a ten-year period commencing, on the first business day of the calendar year following the year during which the non-employee director ceases to be a director of the Company.

             Stock Based Plans. The Company maintains the Independent Director Plan for its non-employee directors. Under the Independent Director Plan, on each date on which a non-employee director is elected or re-elected (whichever the case may be)(the "Election Date") to serve on the Board, such non-employee director will automatically receive options to purchase 1,000 shares of Common Stock. Options granted under the Independent Director Plan are not exercisable until such non-employee director's term as a director (which began as of the Election Date for which such options were granted) has expired; provided, however, that if a non-employee director's status as a director terminates due to such non-employee director's death or disability or retirement after reaching age 65, the options will become immediately exercisable in full. The purchase price at which shares of Common Stock may be purchased under the Independent Director Plan will be equal to the closing price of a share of Common Stock on the Election Date (or if such day is a day for which no closing price is set forth, the next preceding day for which a closing price is so set forth). Stock options granted under the Independent Director Plan will terminate on the earlier of ten years following a non-employee director's Election Date; six months after the non-employee director ceases to be a director of the Company by reason of death, disability or retirement; or the time at which the non-employee director ceases to be a director of the Company for any reason other than by reason of death, disability or retirement. All stock options granted under the Independent Director Plan are non-qualified stock options for purposes of the Internal Revenue Code. The aggregate number of shares of Common Stock eligible for issuance to non-employee directors upon the exercise of stock options under the Independent Director Plan is 50,000. On April 24, 1996, each of Dr. Davis and Mr. Garmer were granted options to purchase 1,000 shares of Common Stock at a per share exercise price of $18. The options will become exercisable upon the expiration of the current terms of each of said non-employee directors. No options granted to the non-employee directors under the Independent Director Plan were exercised in 1996.

             The non-employee directors of the Company are also eligible to receive automatic grants of shares of restricted Common Stock under the 1993 Plan. Under the terms of the 1993 Plan, each non-employee director of the Company will automatically be granted, on the date of the Company's annual meeting of shareholders in each year during the existence of the 1993 Plan, such number of shares of restricted stock (rounded to the next highest whole number) equal to 50% of such director's annual retainer fee for serving as a director of the Company divided by the closing price of the Common Stock on the day preceding the date of grant (or if such day is a day for which no closing price is set forth, the next preceding date for which a closing price is set forth). The annual retainer fee used in making the foregoing determination is the annual retainer fee in effect on the date of grant, exclusive of committee, attendance or other fees to which the non-employee director may otherwise be entitled. Shares of restricted stock granted to a non-employee director will not be eligible to be sold or otherwise transferred while the non-employee director remains a director of the Company and thereafter such restrictions will lapse. However, in the event the non-employee director has not served as a director of the Company for at least three calendar years at the time his or her service as a director ends, the shares of restricted stock held by such non-employee director will be forfeited to the Company. The non-employee directors are entitled to exercise full voting rights and receive any dividends or other distributions paid with respect to their shares of restricted stock. On April 24, 1996, 476 shares of restricted stock were awarded under the 1993 Plan to each of Dr. Davis and Messrs. Becker, Folley, Garmer, Guffey and Stuart.

                             PRINCIPAL SHAREHOLDERS

   Management

             The following table sets forth information, as of March 1, 1997, regarding beneficial ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth below, and all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group.

                                      Amount and Nature of
                                           Beneficial        Percent of
       Name of Beneficial Owner          Ownership(1)(2)       Class

       John A. Becker  . . . . . .          4,896                *
       Joseph R. Coppola . . . . .        344,430(3)          1.0%
       Ruth M. Davis . . . . . . .          2,696                *
       Clyde H. Folley . . . . . .          7,339(4)(5)          *
       Benjamin F. Garmer, III . .          4,696                *
       John W. Guffey, Jr. . . . .          4,984                *
       Marvin L. Isles . . . . . .        110,000                *
       Ben R. Stuart . . . . . . .          3,696                *
       Heinz G. Anders . . . . . .         88,000                *
       Stephen M. Peterson . . . .         87,517                *
       Philip N. Ciarlo  . . . . .         64,000                *
       Richard C. Kleinfeldt . . .        125,566(6)             *
       All directors, nominees and
         executive officers as a
         group (18 persons)  . . .      1,301,377             3.8%
    _______________
    *    Less than one percent.

    (1) Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of March 1, 1997: Mr. Becker, 2,000 shares; Mr. Coppola, 291,000 shares; Dr. Davis, 1,000 shares; Mr. Folley, 2,000 shares; Mr. Garmer, 2,000 shares; Mr. Stuart, 1,000 shares; Mr. Anders, 31,000 shares; Mr. Peterson, 31,367 shares; Mr. Ciarlo, 13,000 shares; Mr. Kleinfeldt, 62,287 shares; and all directors, nominees and executive officers as a group, 623,334 shares.

    (2) Includes the following restricted shares of Common Stock granted under either the 1989 Restricted Stock Plan or the 1993 Plan over which the holders have sole voting but no investment power: Mr. Becker, 1,696 shares; Mr. Coppola, 357 shares; Dr. Davis, 1,696 shares; Mr. Folley, 1,339 shares; Mr. Garmer, 1,696 shares; Mr. Guffey, 984 shares; Mr. Isles, 75,000 shares; Mr. Stuart, 1,696 shares; Mr. Anders, 51,000 shares; Mr. Peterson, 45,000 shares; Mr. Ciarlo, 51,000 shares; Mr. Kleinfeldt, 36,000 shares; and all directors, nominees and executive officers as a group, 498,064 shares. The shares of restricted stock reflected in the table include shares granted to the executive officers in February 1997.

    (3)  Mr. Coppola's current term as a director will expire in April 1997.

    (4)  Mr. Folley's current term as a director will expire in April 1997.

    (5) Mr. Folley shares voting and investment power over 4,000 shares of his Common Stock with his wife.

    (6) Mr. Kleinfeldt retired as Vice President - Finance and as a director of the Company in December 1996.

   Other Beneficial Owners

             The following table sets forth information, as of December 31, 1996, regarding beneficial ownership by the only persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership set forth below has been reported on filings made on
   Schedule 13G with the Securities and Exchange Commission by the beneficial owners.

                                     Amount and Nature                 Percent
    Name and Address              of Beneficial Ownership                of
    of Beneficial Owner     Voting Power    Investment Power Aggregate  Class
                           Sole     Shared   Sole     Shared

    State of Wisconsin   3,120,000    -0-   3,120,000   -0-  3,120,000   9.4%
    Investment Board
     P.O. Box 7842
     Madison, Wisconsin
     53707

    Sanford C. Bernstein 1,446,450  27,950  1,710,200   -0-  1,710,200   5.2%
    & Co., Inc.
     767 Fifth Avenue
     New York, New York
     10153

                             EXECUTIVE COMPENSATION

   Summary Compensation Information

             The following table sets forth certain information concerning compensation paid for the last three fiscal years to certain executive officers of the Company, including the Company's Chief Executive Officer. The persons named in the table are sometimes referred to herein as the "named executive officers."

                                                     Summary Compensation Table

                                                      Annual             Long Term Compensation
                                              Compensation(1)                    Awards
                                                                                        Securities
                                                                        Restricted      Underlying
    Name and Principal                       Salary         Bonus            Stock      Stock           All Other
    Position                        Year       ($)         ($)(2)     Awards($)(3)      Options(#)      Compensation($)(4)
    Joseph R. Coppola               1996    $475,008      $269,439        $450,000               -            $62,022
     Chairman, Chief Executive      1995     424,992       240,771               -          70,000             53,478
     Officer and Director(5)        1994     399,996       188,158         968,750         105,000             50,112

    Marvin L. Isles                 1996     247,919       200,000         249,375          30,000             35,416
     President and Chief Operating  1995           -             -               -               -                  -
     Officer(5)                     1994           -             -               -               -                  -

    Heinz G. Anders                 1996     246,700        40,000         225,000          15,000                  -
     Group Vice President and       1995     253,200        28,969         190,500          12,000                  -
     General Manager - European     1994     185,690        45,161         149,400          18,000              7,077
     Operations

    Stephen M. Peterson             1996     190,008        77,000         180,000          12,000              1,125
     Group Vice President           1995     187,008        70,545         142,875           9,000              1,125
      and General Manager -         1994     165,000        47,000               -           8,000              1,125
     Fadal Engineering

    Philip N. Ciarlo                1996     187,238       110,000         375,000          15,000             36,223
      Group Vice President          1995     147,982        68,740         190,500          12,000              1,125
      and General Manager -         1994      74,842        41,666               -               -              1,125
      Integrated Automation

    Richard C. Kleinfeldt(6)        1996     227,004        85,000         270,000          18,000              1,125
                                    1995     216,996        78,485         285,750          18,000              1,125
                                    1994     207,996        63,563               -          12,000              1,125


    (1)  Certain personal benefits provided by the Company and its subsidiaries to the named executive officers are not included in the table.  The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.

    (2)  For 1996, consists of awards under the Company's Management Incentive Compensation Plan, which is a performance-based plan.

    (3)  The amounts in the table reflect the market value on the date of grant (net of any consideration paid by the named executive officer) of restricted shares of Common Stock awarded under the 1989 Restricted Stock Plan and the 1993 Plan.  The number of shares of restricted Common Stock held by the named executive officers and the market value of such shares (net of any consideration paid by the named executive officers) as of
         December 31, 1996, were as follows:  Mr. Coppola, 80,357 shares ($1,034,596); Mr. Isles, 15,000 shares
         ($193,125); Mr. Anders, 29,000 shares ($373,375); Mr. Peterson, 21,000 shares ($270,375); Mr. Ciarlo, 37,000 shares ($476,375); and Mr. Kleinfeldt, 36,000 shares ($463,500).  During 1996, Messrs. Coppola, Isles,
         Anders, Ciarlo, Peterson and Kleinfeldt were awarded 30,000, 15,000, 15,000, 15,000, 12,000 and 18,000 shares of restricted stock, respectively, which, except for Mr. Isles' and Mr. Coppola's shares, will vest following the release of financial statements for the year ended December 31, 1998 assuming certain performance criteria are achieved.  Mr. Isles' award will vest in increments of 5,000 shares on June 1,
         1997, 1998 and 1999.  Mr. Coppola's award was subject to vesting based on performance criteria for the year ended December 31, 1996.  Based on such performance criteria, 14,000 shares of Mr. Coppola's 1996 restricted stock grant vested and the remaining shares were forfeited. During 1996, Mr. Ciarlo received an additional grant of 10,000 shares of restricted stock, which shares were subject to vesting based on certain performance criteria for the year ended December 31, 1996.  All of such shares were forfeited by Mr. Ciarlo.
         A portion of the shares of restricted stock granted to each named executive officer in 1995 will vest following the release of financial statements for the year ended December 31, 1997 assuming that certain performance criteria are achieved.  During 1994, Mr. Coppola was awarded 12,000 shares of restricted stock which vested on January 31, 1997 and 38,000 shares of restricted stock which by their terms were subject to vesting on January 31, 1997 based on certain performance criteria.  Of such 38,000 restricted shares, 8,000 shares vested on January 31, 1997 and the remaining shares were forfeited.  Holders of shares of restricted
         Common Stock are entitled to receive dividends on such shares.

    (4)  The amounts reflected in the table for fiscal 1996 consist of the following: (a) for Mr. Coppola, a $60,897 contribution (including accrued interest) credited to his account under his supplemental pension arrangement, see "Pension Plan Benefits," and a Company matching contribution of $1,125 under the Giddings &
         Lewis Savings Plan (the "Savings Plan"), which is a profit sharing plan under Section 401(k) of the Internal
         Revenue Code; (b) for Mr. Isles, a $35,416 transfer allowance paid by the Company in connection with Mr.
         Isles' appointment as President and Chief Operating Officer; (c) for Mr. Ciarlo, a $35,098 transfer allowance paid by the Company in connection with Mr. Ciarlo's appointment as Group Vice President and
         General Manager of the Company's Integrated Automation Group and a Company matching contribution of $1,125 under the Savings Plan; and (d) for all other named executive officers (except Mr. Anders), Company matching contributions under the Savings Plan.

    (5)  Mr. Coppola retired as Chief Executive Officer of the Company on March 17, 1997.  Mr. Isles was appointed as
         Chief Executive Officer on that date to succeed Mr. Coppola.

    (6)  Mr. Kleinfeldt retired as Vice President-Finance and as a director of the Company in December 1996.


   Stock Options

             The Company has in effect the 1989 Stock Option Plan and the 1993 Plan pursuant to which options to purchase Common Stock may be granted to key employees (including officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1996 to each of the named executive officers.

                                    Option Grants in 1996 Fiscal Year
                                                                                           Potential Realizable Value at
                                                                                           Assumed Annual Rates of Stock
                                                                                           Price Appreciation for Option
                                                   Individual Grants                       Term (2)
                              Number of
                              Securities     Percent of
                              Underlying     Total Options                                  At 0%      At 5%        At 10%
                              Options        Granted to        Exercise or                  Annual     Annual       Annual
                              Granted        Employees in      Base Price    Expiration     Growth     Growth       Growth
    Name                       (#)(1)        Fiscal Year       ($/Share)       Date          Rate       Rate         Rate
    Joseph R. Coppola . . . .    -                -                -             -            -           -            -
    Marvin L. Isles . . . . .  30,000           10.8%           $16.625        6/1/06        $0       $313,661     $794,879
    Heinz G. Anders . . . . .  15,000            5.4             15.00         2/2/06         0        141,501      358,592
    Stephen M. Peterson . . .  12,000            4.3             15.00         2/2/06         0        113,201      286,874
    Philip N. Ciarlo  . . . .  15,000            5.4             15.00         2/2/06         0        141,501      358,592
    Richard C. Kleinfeldt . .  18,000            6.5             15.00         2/2/06         0        169,802      430,310

    _______________
    (1)  The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue
         Code) were granted in the case of Mr. Isles on June 1, 1996 and on February 2, 1996 in the case of the other named executive officers and vest ratably over a three-year period from the date of grant.

    (2)  This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column.  The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation.  The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.


             The following table sets forth information regarding the fiscal year-end value of unexercised options held by the named executive officers. No options were exercised by the named executive officers during fiscal 1996.

                          Fiscal Year-End Option Values

                      Number of Securities           Value of Unexercised
                      Underlying Unexercised         In-the-Money Options
                      Options at Fiscal Year-End(#)  at Fiscal Year-End($)(1)

    Name                Exercisable  Unexercisable  Exercisable Unexercisable
    Joseph R. Coppola       171,000         35,000      $938         0
    Marvin L. Isles               -         30,000        -          0
    Heinz G. Anders          16,000         29,000        0          0
    Stephen M. Peterson      24,067         20,666        0          0
    Philip N. Ciarlo          4,000         23,000        0          0
    Richard C. Kleinfeldt    46,287         34,000     117,500       0

    _______________
    (1) The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at fiscal year-end.


   Management Stock Purchase Program

             On March 13, 1997, the Company adopted a Management Stock Purchase Program pursuant to which certain members of the Company's senior management team and other key employees purchased an aggregate of 282,355 shares of Common Stock. The program is intended to align more closely the interests of management and shareholders. Under the terms of the voluntary program, the participants used personal full-recourse loans to exercise options to purchase Common Stock granted under the 1993 Plan with an exercise price of $14.125 per share, which was the fair market value of the Common Stock on the grant date as determined by the Compensation Committee of the Board. The loans, which were arranged through a commercial bank, are the personal obligations of the participants. The Company has agreed to guarantee repayment to the bank in the event of a default by a participant. The Company has also agreed to pay the interest on the loans (net of dividends received on the purchased shares) on behalf of the participants. Of the named executive officers participating in the program, Messrs. Isles, Peterson and Ciarlo purchased 114,285, 25,000 and 14,000 shares, respectively. Other executive officers of the Company who purchased shares under the program include: Douglas E. Barnett, Vice President and Corporate Controller (19,000 shares); Carmine F. Bosco, Group Vice President and General Manager-Automation Measurement and Control (25,000 shares); Todd A. Dillmann, Corporate Counsel and Secretary (16,570 shares); Robert N. Kelley, Vice President-Administration (22,000 shares); and James B. Simon, Group Vice President and General Manager-Automation Technology (10,000 shares). Since the shares purchased under the program were acquired after March 1, 1997, they are not reflected in the ownership information presented under "Principal Shareholders" above.

             Under the terms of the program, no participant may sell any portion of the purchased shares unless all principal, interest and prepayment fees, if any, due on the loan have been paid or all sale proceeds are simultaneously applied first to the payment of such amounts. The program also incorporates risk and benefit sharing provisions. Under these provisions, if any portion of the purchased shares is sold before the third anniversary of the exercise date, the participant will be responsible for 100% of any loss, and will be entitled to receive 50% of any gain, on that portion of the purchased shares. If any portion of the purchased shares is sold on or after the third anniversary of the exercise date while the loan remains outstanding, the participant will be responsible for 50% of any loss, and will be entitled to receive 100% of any gain, on that portion of the purchased shares. In the event of a participant's death or disability, the participant will not be responsible for any loss on the purchased shares and will be entitled to the entire amount of any gain on the sale of such shares. In the event a participant is terminated for cause (as defined in the program), the gain sharing provision will continue to apply, but the participant will not be entitled to receive any benefit of the loss sharing provision.

   Pension Plan Benefits

             The following table shows at different levels of remuneration and years of credited service the estimated annual benefits payable as a straight life annuity to a covered participant (assuming retirement at age
   65) under the Giddings & Lewis Retirement Plan as presently in effect (the "Retirement Plan") and under the Company's unfunded supplemental benefit pension plan, which provides benefits that would otherwise be denied participants by reason of certain limitations imposed by the Internal Revenue Code on qualified plan benefits (the "excess benefit plan").

                               Pension Plan Table

                                                         Years of Service
     Average
    Remuneration            5             10         15           20          25           30          35
    $ 75,000  . . . .    $ 6,188       $12,375    $ 18,563    $ 24,750     $ 30,938    $ 37,125    $ 43,313
     150,000  . . . .     12,375        24,750      37,125      49,500       61,875      74,250      86,625
     200,000  . . . .     16,500        33,000      49,500      66,000       82,500      99,000     115,500
     300,000  . . . .     24,750        49,500      74,250      99,000      123,750     148,500     173,250
     400,000  . . . .     33,000        66,000      99,000     132,000      165,000     198,000     231,000
     450,000  . . . .     37,125        74,250     111,375     148,500      185,625     222,750     259,875
     500,000  . . . .     41,250        82,500     123,750     165,000      206,250     247,500     288,750


             Remuneration covered by the plans is a participant's salary and bonus, as shown in the Summary Compensation Table, whether or not such compensation has been deferred at the participant's election. Benefits are based on a participant's average remuneration for the five consecutive of the last ten calendar years for which such average is the highest, or in the case of a participant who has been employed for less than five full calendar years, the period of his employment covered by the plans. Under the Retirement Plan, only salary, as shown in the Summary Compensation Table, up to the limits imposed by the Internal Revenue Code, is taken into account. The 1996 compensation limit applicable to the Retirement Plan was $150,000. The number of years of credited service as of December 31, 1996 that will be recognized for certain of the named executive officers is as follows: Mr. Isles, 1 year; Mr. Peterson, 28 years; and Mr. Ciarlo, 2 years. At the time of his retirement as an executive officer, Mr. Kleinfeldt had 32 years of credited service. Benefits under the plans include a Social Security offset only for benefits attributable to service before 1989. No benefits are payable under the plans unless a participant has at least five years of service. Mr. Coppola and Mr. Anders do not participate in the Retirement Plan and the excess benefit plan.

             The Company also has in effect an unfunded supplemental pension arrangement for the benefit of Mr. Coppola. This arrangement provides for an annual benefit accrual to be credited to Mr. Coppola's account in an amount equal to 8% of his salary and bonus. Mr. Coppola is fully vested under this arrangement and will be entitled to receive the amounts credited to his account upon retirement plus credited earnings thereon.

   Agreements with Named Executive Officers

             The Company has entered into an executive consulting agreement with Mr. Coppola. Pursuant to the terms of the agreement, Mr. Coppola will, following his retirement, be retained by the Company as senior consultant for a three-year period, at annual compensation of $200,000 for the first twelve months of his consultancy, $150,000 for the second twelve months and $100,000 for the third twelve months. Additionally, the Company purchased Mr. Coppola's residence in Fond du Lac, Wisconsin for $715,000 in accordance with an option contained in the consulting agreement requiring the Company to effect such purchase. Mr. Coppola exercised the option requiring the purchase in January 1997. Mr. Coppola's cost basis in his Fond du Lac residence, which was built in 1994, was $785,000. The consulting agreement also contains certain noncompetition and confidentiality provisions applicable to Mr. Coppola. The Company may only terminate the agreement for cause, which includes theft, dishonesty, fraudulent misconduct, gross dereliction of duty or other grave misconduct on the part of Mr. Coppola which is substantially injurious to the Company.

             The Company has also entered into a retirement agreement with Mr. Kleinfeldt in connection with his retirement as Vice President-Finance and as a director of the Company in December 1996. Pursuant to the terms of the agreement, Mr. Kleinfeldt has agreed to remain as an employee of the Company until April 1, 1997. Mr. Kleinfeldt's agreement further provides, among other things, that from his retirement as an employee through the first to occur of March 31, 1999 or his death, Mr. Kleinfeldt will serve as a consultant to the Company. During his tenure as a consultant, Mr. Kleinfeldt will be treated as an employee of the Company for purposes of the Company's employee benefit plans and fringe benefits, but will not be eligible to participate in any management incentive compensation plans. Mr. Kleinfeldt's annual compensation as a consultant will be equal to his base salary for 1996 ($227,000 per year) and will also include certain other perquisites provided to Mr. Kleinfeldt while he was an executive officer of the Company. Pursuant to the terms of the retirement agreement, Mr. Kleinfeldt is subject to certain noncompetition, nonsolicitation, and confidentiality provisions for the term of the agreement.

             The Company also has employment and severance agreements with certain of its executive officers, including Messrs. Coppola, Isles, Peterson and Ciarlo. The agreements provide that each executive officer is entitled to benefits if, within five years after a "change in control of the Company," the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements), or (ii) termination by the officer following the first anniversary of the change in control or due to a breach of the agreement by the Company or a significant change in the officer's responsibilities. The benefits provided are: (i) a cash termination payment of up to three times the sum of the executive officer's annual salary and his highest annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Among other situations, a "change in control of the Company" will be deemed to have occurred for purposes of the agreements if: (i) a person (other than with respect to an employee benefit plan of the Company) becomes the beneficial owner of 20% or more of the voting power of the Company's securities; (ii) at any time one-third or more of the directors of the Company are not Continuing Directors (as defined in the agreements); (iii) a merger is consummated in which the Company is not the surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, unless the holders of Common Stock maintain their same proportionate ownership in the surviving corporation; (iv) the Company sells or otherwise disposes of all or substantially all of its assets; or (v) the shareholders of the Company approve a plan of liquidation or dissolution for the Company. Each agreement provides that if any portion of the benefits under the agreement or under any other agreement for the officer would constitute an "excess parachute payment" for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code, or which the Company may pay without loss of deduction under the Code.

             In addition, a subsidiary of the Company has an agreement with Mr. Anders pursuant to which he will be employed as Managing Director of such subsidiary until May 31, 1998, subject to voluntary termination by Mr. Anders and termination for cause under German law. Mr. Ander's employment agreement provides for a minimum annual base salary of DM 350,000 (approximately $206,955) and is subject to upward adjustment. He is eligible to participate in the Company's Management Incentive Compensation Plan and receive certain other perquisites. The employment agreement provides that the subsidiary will pay one-half of Mr. Anders' obligations with respect to certain social security contributions required by German law and will pay to Mr. Anders or his beneficiary six months' salary in the event of his disability and three months' salary in the event of his death. The employment agreement also contains a covenant not to compete which extends for a period of two years after termination of such agreement.

   Executive Relocations

             In connection with the relocation of executive officers at the Company's request, the Company from time to time offers an interest-free advance to allow an executive officer to finance the purchase of a new home while the executive is in the process of selling his existing home. In April 1996, Mr. Ciarlo, Group Vice President and General Manager of the Company's Integrated Automation Group, received a $100,000 advance from the Company in connection with his transfer to the Company's Fraser, Michigan facility. Mr. Ciarlo repaid the amount advanced in July 1996.

             In connection with the hiring of Mr. Isles as the Company's President and Chief Operating Officer, the Company in August 1996 purchased Mr. Isles' former residence in Akron, Ohio for $690,000, which purchase price was based on third-party appraisals of the property obtained by the Company.

   Report on Executive Compensation

             The Compensation Committee of the Board is responsible for all aspects of the Company's compensation package offered to its corporate officers, including the named executive officers. The following report was prepared by the members of the Compensation Committee.

             The Compensation Committee determines the compensation of the Chief Executive Officer, and sets the policy for, reviews, and approves the recommendations of management (subject to such adjustments as may be deemed appropriate by the Compensation Committee and subject to the Committee's sole discretion regarding awards of stock options and restricted shares) with respect to the compensation awarded to other corporate officers (including the other named executive officers). The key elements of the Company's executive compensation program consist of base salary, annual bonus opportunity, and grants of stock options and restricted stock.

             The Compensation Committee's policies with respect to each of these compensation program elements, including the basis for the compensation awarded to the Company's Chief Executive Officer, are discussed below. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package offered by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, life insurance, and other welfare benefits and perquisites consistent with prevailing industry practices as well as the programs described below.

             The Company's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain qualified executive talent, to motivate these executives to achieve goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

             The Compensation Committee continually monitors the operation of the executive compensation program and annually conducts a full review of the program. This review includes a comprehensive assessment by independent compensation consultants to determine the effectiveness of the Company's compensation program in providing executives with a competitive compensation opportunity which is tied to the Company's strategic and business goals. The consultants compare the Company's executive compensation levels to the market using general compensation survey data, and then verify these results by comparing executive compensation, Company financial performance, stock price appreciation and total return to shareholders to a group of public companies that have characteristics similar to the Company with respect to size and performance. The peer group is reviewed by the Compensation Committee to ensure that the selected companies are comparable with the Company. The Compensation Committee's goal is to set executive compensation levels at the median level indicated by both the peer group of companies used for comparison purposes and the published survey data.

             The peer group companies include those constituting the Standard & Poor's Diversified Machinery Index to which the Company compares its cumulative return (see "Performance Information") as well as other companies. The Compensation Committee believes that expansion of the comparator group beyond that index is appropriate since each of the companies in the Standard & Poor's Diversified Machinery Index has greater total annual revenues than the Company.

             Base Salaries. The Company has established competitive base salary ranges for all executive officers, including the named executive officers. These salary ranges are set in accordance with the recommendations developed by the Company's independent compensation consultants with data from recognized compensation surveys covering hundreds of manufacturing companies. The Company's policy is to target its base salary ranges to the median of the competitive market which is defined as companies of similar characteristics and size.

             Annual salary adjustments for each executive officer are based on competitive salary increase levels determined by published data, the relationship of an executive officer's salary to the midpoint of the applicable salary range, and the executive's individual performance over the past year, taking into account any new responsibilities assumed by the executive. In the case of executive officers with operating responsibility for a particular business unit, individual performance may be determined by either such business unit's financial results, nonfinancial performance measures or both. Nonfinancial measures may include an increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. Nonfinancial measures used for executive officers are determined on a case-by-case basis and the Compensation Committee does not assign any specific weight to any one of these factors.

             The base salary established for Mr. Coppola reflects the competitive market median salary range established for this position by the Compensation Committee based on discussions with outside consultants, his contribution to the Company's performance, his prior experience and managerial expertise, his knowledge of the Company's operations and industry, and his knowledge of the Company's customer base. For 1996, Mr. Coppola's base salary was set at $475,000.

             Annual Bonus. The Company's executive officers are eligible for an annual cash bonus under the Company's Management Incentive Compensation Plan. Corporate performance objectives under this Plan are established at the beginning of each year. Eligible executives are assigned minimum, target, maximum and reach bonus levels. The target bonus levels represent competitive target bonuses based on recognized compensation survey data as determined by the Compensation Committee in consultation with the Company's independent compensation consultants. This is the same survey data used to determine base salary ranges. The fiscal 1996 annual incentive targets for executive officers were set at the competitive median.

             For all executives, the bonus is based 80% on financial performance and 20% on individual performance. For those executives with business unit accountability, the financial measures are related to earnings goals for the period and management of controllable assets. The financial goal for those executives, including Mr. Coppola, without specific business unit accountability is budgeted earnings per share ("EPS"). In all cases, if minimum performance expectations (both individual and corporate) are not met, no bonuses will be paid. In 1996, the Company exceeded its minimum EPS objectives before extraordinary charges, but fell slightly short of its target. Based on these results, Mr. Coppola was awarded a bonus of $269,439 against a target bonus of $285,000.

             Stock Options. Under the Company's stock option plans, which were approved by shareholders, stock options are granted to key employees of the Company, including key executive officers. Based on the recommendations of independent compensation consultants retained by the Company, the Compensation Committee has established guidelines for the size of stock option awards based on competitive stock option grant levels indicated by published survey data covering targeted manufacturing companies. These guidelines are stated as total grant value as a multiple of base salary. In determining whether to grant stock options in accordance with the guidelines governing such grants, the Compensation Committee also considers past and current corporate performance as well as the size of prior grants made to the Company's executive officers.

             All named executive officers, other than Mr. Coppola, were awarded stock options in 1996 which vest ratably over three years.

             Restricted Stock. From time to time, the Compensation Committee grants executives shares of restricted stock to recognize individual contributions, the vesting of which is generally dependent upon the achievement of certain performance criteria. The Compensation Committee, considering recommendations made by the Chief Executive Officer, decides appropriate award amounts based on the circumstances of the situation, e.g., in the case of a new hire, the level of the position to be filled and the qualifications of the executive sought to satisfy that role. In determining whether to grant shares of restricted stock and the number of shares subject to the grants made, the Compensation Committee considers the size of prior restricted stock grants made to the Company's executive officers.

             In 1996, all named executive officers, except Mr. Isles, received grants of performance-based restricted stock. These shares granted to Messrs. Anders, Ciarlo, Peterson and Kleinfeldt vest following the release of financial statements for the year ended December 31, 1998 if the Company meets specified earnings per share targets for the 1996-1998 period. A portion of Mr. Coppola's restricted shares vested based on earnings per share targets for the year ended December 31, 1996. The remaining shares that did not vest were forfeited. In addition, upon his commencement of employment, Mr. Isles received a grant of restricted shares that vest ratably over a three-year period based on his continued employment.

             Stock Retention Policy. The Compensation Committee has adopted guidelines to assist key employees, including executive officers, in determining appropriate levels of Common Stock ownership. The guidelines set forth a minimum value of Common Stock which the Compensation Committee suggests each key employee hold. The minimum value established for any particular individual relates to varying multiples of his or her salary depending upon the individual's position with the Company. The multiple is the highest for the Chief Executive Officer. The Compensation Committee intends to reference these guidelines when making future stock-based awards to executive officers in order to ensure that the executive officers have the opportunity to meet the established stock ownership guidelines.

             Section 162(m) Limitations. Under Section 162(m) of the Internal Revenue Code, a tax deduction by certain corporate taxpayers, including the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee is committed to a compensation approach which links executive compensation with performance as described in this report, and therefore will consider the impact of Section 162(m) on the deductibility of compensation paid to the Company's executive officers.

             Conclusion. Through the programs described above, a significant portion of the Company's executive compensation is linked directly to corporate performance and stock price appreciation. In determining each of the components of total compensation for executive officers, the Compensation Committee targets 35% to 50% of total compensation to be in the form of performance-based variable compensation. In 1996, as in previous years, the performance-based components of the Company's executive compensation fell within this range based on a projected value
   of long-term compensation over five years.   The Compensation Committee
   intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle from time to time may, during a particular period, result in a compensation mix for an executive which is different than the desired range.

                       GIDDINGS & LEWIS, INC.
                       COMPENSATION COMMITTEE

                       John A. Becker, Chairman
                       Benjamin F. Garmer, III
                       Ben R. Stuart

   Compensation Committee Interlocks and Insider Participation

             The current members of the Compensation Committee are identified above. Mr. Garmer, a member of the Compensation Committee, is a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has acted as outside counsel for the Company since its initial public offering in 1989. Mr. Coppola serves as a director of Coltec Industries Inc. and was a member of that company's compensation committee during a portion of fiscal 1996. Mr. Guffey, a director of the Company, is Chairman and Chief Executive Officer and is a director of Coltec Industries Inc.

                             PERFORMANCE INFORMATION

             The following graph compares on a cumulative basis the yearly changes during the last five years in (a) the total shareholder return on the Common Stock with (b) the total return on the Standard & Poor's 500 Composite Index (the "S&P 500 Index") and (c) the total return on the Standard & Poor's Diversified Machinery Index (the "S&P Diversified Machinery Index"). Such yearly changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by
   (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on December 31, 1991 in Common Stock, the S&P 500 Index and the S&P Diversified Machinery Index.

                               [Performance Graph]

                                   December 31,  December 31,   December 31,  December 31,   December 31,  December 31,
                                       1991          1992           1993          1994           1995          1996
    GIDDINGS & LEWIS, INC.              $100           $169          $170           $ 98          $109          $ 85
    S&P 500                              100            104           112            110           148           178
    S&P DIVERSIFIED MACHINERY            100            108           157            147           179           220


                                  MISCELLANEOUS

   Independent Auditors

             Ernst & Young LLP acted as the independent auditors for the Company in 1996 and it is anticipated that such firm will be similarly appointed to act in 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

   Shareholder Proposals

             Proposals which shareholders of the Company intend to present at and have included in the Company's proxy statement for the 1998 annual meeting must be received by the Company by the close of business on November 21, 1997. In addition, a shareholder who otherwise intends to present business at the 1998 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company's By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the By-laws.

   Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based on such forms, the Company believes that all its officers and directors have complied with the Section 16(a) filing requirements.

   Solicitation Expenses

             The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies from brokers, banks and other nominees for an estimated fee of $5,500 plus out-of-pocket expenses. The Company will also reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock.

                                 By Order of the Board of Directors
                                 GIDDINGS & LEWIS, INC.


                                 Todd A. Dillmann
                                 Secretary

   March 21, 1997

                             GIDDINGS & LEWIS, INC.
                       1997 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Joseph R. Coppola and Todd A. Dillmann, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Giddings & Lewis, Inc. held of record by the undersigned on March 10, 1997 at the annual meeting of shareholders to be held on April 30, 1997, or any adjournment or postponement thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S NOMINEES.


               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                   GIDDINGS & LEWIS, INC. 1997 ANNUAL MEETING

    1.  ELECTION    1 - Marvin L.  2 - Ben R.  [_]  FOR all  [_]  WITHHOLD
        OF              Isles          Stuart       nominees      AUTHORITY
        DIRECTORS                                   listed        to vote
        terms expiring                              to the        for all
        at the 2000                                 left          nominees
        Annual Meeting                              (except as    listed to
                                                    marked to     the left.
                                                    the contrary
                                                    below).

    (Instructions: To withhold authority to vote for any
    indicated nominee, write number(s) of the nominee(s)      [             ]
    in the box provided to the right.)

    2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    Address Change?             Date_____________, 1997         NO. OF SHARES
    Mark Box   [ ]
    Indicate changes below:

                                                  [                     ]

                                                  Signature(s) in Box

    Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.